Filed pursuant to Rule 433

Registration No. 333-223679

Issuer Free Writing Prospectus dated March 24, 2020

Relating to Preliminary Prospectus Supplement dated March 24, 2020

Mastercard Incorporated

$1,000,000,000 3.300% Notes due 2027

$1,500,000,000 3.350% Notes due 2030

$1,500,000,000 3.850% Notes due 2050

Pricing Term Sheet

March 24, 2020

The information in this pricing term sheet supplements Mastercard Incorporated’s preliminary prospectus supplement, dated March 24, 2020 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Mastercard Incorporated

Security Title:	3.300% Notes due 2027	3.350% Notes due 2030	3.850% Notes due 2050

Offering Format:	SEC Registered	SEC Registered	SEC Registered

Size:	$1,000,000,000	$1,500,000,000	$1,500,000,000

Maturity Date:	March 26, 2027	March 26, 2030	March 26, 2050

Coupon:	3.300%	3.350%	3.850%

Interest Payment Dates:	Semi-annually on March 26 and September 26 of each year, commencing September 26, 2020	Semi-annually on March 26 and September 26 of each year, commencing September 26, 2020	Semi-annually on March 26 and September 26 of each year, commencing September 26, 2020

Price to Public:	99.721%	99.806%	99.576%

Benchmark Treasury:	UST 1.125% due February 28, 2027	UST 1.500% due February 15, 2030	UST 2.375% due November 15, 2049

Benchmark Treasury Price and Yield:	102-18; 0.745%	106-13+; 0.823%	124-10; 1.374%

Spread to Benchmark Treasury:	+ 260 basis points	+ 255 basis points	+ 250 basis points

Reoffer Yield:	3.345%	3.373%	3.874%

Optional Redemption:

Make-Whole Call:	+ 40 basis points prior to January 26, 2027	+ 40 basis points prior to December 26, 2029	+ 40 basis points prior to September 26, 2049

Par Call:	On or after January 26, 2027 (2 months prior to the maturity date of the Notes)	On or after December 26, 2029 (3 months prior to the maturity date of the Notes)	On or after September 26, 2049 (6 months prior to the maturity date of the Notes)

CUSIP / ISIN:	57636Q AR5 / US57636QAR56	57636Q AP9 / US57636QAP90	57636Q AQ7 / US57636QAQ73

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	March 24, 2020

Expected Settlement Date:	March 26, 2020 (T+2)

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Barclays Capital Inc.

BofA Securities, Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

MUFG Securities Americas Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

NatWest Markets Securities Inc.

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Senior Co-Managers:	Commerz Markets LLC ICBC Standard Bank Plc Lloyds Securities Inc. Loop Capital Markets LLC Mizuho Securities USA LLC PNC Capital Markets LLC Santander Investment Securities Inc.

Co-Managers:	CastleOak Securities, L.P. Great Pacific Securities Mischler Financial Group, Inc. Stern Brothers & Co.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Barclays Capital Inc. at 1-888-603-5847, BofA Securities, Inc. at 1-800-294-1322, Goldman Sachs & Co. LLC at 1-212-902-1000, HSBC Securities (USA) Inc. at 1-866-811-8049, or MUFG Securities Americas Inc. at 1-877-649-6848.

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